October 2010 Pricing Sheet dated October 7, 2010 relating to Preliminary Terms No. 539 dated October 1, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Index LASERSSM Based on the Value of the S&P 500® Index due October 11, 2013
Index LeAding StockmarkEt Return Securities
PRICING TERMS – OCTOBER 7, 2010
Issuer:	Morgan Stanley
Aggregate principal amount:	$6,900,000
Stated principal amount:	$10 per LASERS
Issue price:	$10 per LASERS
Pricing date:	October 7, 2010
Original issue date:	October 13, 2010 (3 business days after the pricing date)
Maturity date:	October 11, 2013
Underlying index:	S&P 500® Index
Payment at maturity:	$10 + index return amount; subject to the maximum payment at maturity. This payment may be greater than, equal to or less than the stated principal amount.
Index return amount:
If the final index value is above the downside threshold value, the index return amount will equal:
$10 x [the greater of (i) the index percent change and (ii) the fixed percentage]
If the final index value is at or below the downside threshold value, the index return amount will equal:
$10 x the index percent change
In this scenario, the payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  There is no minimum payment at maturity on the LASERS.

Fixed percentage:	17%
Maximum payment at maturity:	$14.30 per LASERS
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	1,158.06, which is the index closing value on the pricing date.
Final index value:	The index closing value on the valuation date
Downside threshold value:	926.448, which is 80% of the initial index value.
Valuation date:	October 8, 2013, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	61759G414
ISIN:	US61759G4148
Listing:	The LASERS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per LASERS	$10	$0.30	$9.70
Total	$6,900,000	$207,000	$6,693,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each LASERS they sell.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms and  “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for LASERS.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The LASERS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the LASERS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 539 dated October 1, 2010
Prospectus Supplement for LASERS dated February 23, 2010
Prospectus dated December 23, 2008

The LASERS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.